CERTIFICATE OF DESIGNATION OF THE RELATIVE RIGHTS AND PREFERENCES

OF THE

SERIES J-1 CONVERTIBLE PREFERRED STOCK

OF

WAVE WIRELESS CORPORATION

The undersigned officer of Wave Wireless Corporation, a Delaware corporation (the “Company”), in accordance with the provisions of Section 151(g) of the Delaware General Corporation Law, does hereby certify that, pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Company, the following resolution creating a series of preferred stock designated as “Series J-1 Convertible Preferred Stock” was duly adopted on April 25, 2006:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company by Article IV of the Company’s Certificate of Incorporation (the “Certificate of Incorporation”), there hereby is created out of the authorized shares of preferred stock, par value $.0001 per share (the “Preferred Stock”), of the Company, a series of Preferred Stock designated as “Series J-1 Convertible Preferred Stock,” consisting of Three Hundred (300) shares, which series shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions:

1. Designation and Rank. Such series of Preferred Stock shall be designated as “Series J-1 Convertible Preferred Stock” (the “Series J-1 Preferred Stock”). The maximum number of shares of Series J-1 Preferred Stock shall be Three Hundred (300) shares. Upon the liquidation, dissolution or winding up of the affairs of the Company, the Series J-1 Preferred Stock shall rank (a) prior to the Company’s common stock, par value $.0001 per share (the “Common Stock”), Series A Junior Participating Preferred Stock, Series F Convertible Preferred Stock, Series I Convertible Preferred Stock, and all other classes and series of the Company’s capital stock hereafter created that, by their terms, rank junior to the Series J-1 Preferred Stock (the “Junior Stock”); (b) pari passu with the Company’s Series G Convertible Preferred Stock, Series H Convertible Preferred Stock, Series J Convertible Preferred Stock, and all classes and series of the Company’s capital stock hereafter created that, by their terms, rank on parity with the Series J-1 Preferred Stock (the “Pari Passu Stock”); and (c) junior to the Company’s Series E Convertible Preferred Stock, and all other classes and series of the Company’s capital stock hereafter created that, by their terms, rank senior to the Series J-1 Preferred Stock (the “Senior Stock”); provided, however, so long as the total number of shares of Series J Preferred Stock and Series J-1 Preferred Stock that remain issued and outstanding equals or exceeds Two Hundred (200) shares (in the aggregate), the Company shall not issue any Senior Stock that ranks senior to the Series J Preferred Stock or Series J-1 Preferred Stock without the written consent of at least three-quarters (3/4) of the Series J Preferred Stock and Series J-1 Preferred Stock issued and outstanding (voting together as a single class). The Series J-1 Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Company now or hereafter outstanding.

2. Dividends. Whenever the Board of Directors declares a dividend on the Common Stock each holder of record of a share of Series J-1 Preferred Stock, or any fraction of a share of Series J-1 Preferred Stock, on the date set by the Board of Directors to determine the owners of the Common Stock of record entitled to receive such dividend (the “Record Date”) shall be entitled to receive, out of any assets at the time legally available therefor, an amount equal to such dividend declared on one share of Common Stock multiplied by the number of shares of Common Stock into which such share, or such fraction of a share, of Series J-1 Preferred Stock could be converted on the Record Date.

3. Voting Rights

(a) Class Voting Rights. The Series J-1 Preferred Stock shall have the following class voting rights. So long as any shares of the Series J-1 Preferred Stock remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least three-fourths (3/4) of the shares of the Series J Preferred Stock and Series J-1 Preferred Stock outstanding at the time (voting together as a single class), given in person or by proxy, either in writing or at a meeting, in which the holders of the Series J Preferred Stock and Series J-1 Preferred Stock vote separately as a single class: (i) amend, alter or repeal the provisions of the Series J Preferred Stock or Series J-1 Preferred Stock so as to adversely affect any right, preference, privilege or voting power of the Series J Preferred Stock or Series J-1 Preferred Stock; or (ii) effect any distribution with respect to Junior Stock except that the Company may effect a distribution on the Common stock if the Company makes a like kind distribution on each share, or fraction of a share, of Series J-1 Preferred Stock in an amount equal to the distribution on one share of Common Stock multiplied by the number of shares of Common Stock into which such one share, or such fraction of a share, of Series J-1 Preferred Stock can be converted at the time of such distribution.

(b) General Voting Rights. Except with respect to transactions upon which the Series J-1 Preferred Stock shall be entitled to vote separately as a class pursuant to Section 3(a) above and except as otherwise required by the Delaware General Corporation Law, the Series J-1 Preferred Stock shall have no voting rights. The Common Stock into which the Series J-1 Preferred Stock is convertible shall, upon issuance, have all of the same voting rights as other issued and outstanding Common Stock of the Company.

4. Liquidation Preference

(a) In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Company and after payment or provision for payment of all amounts due to the holders of any Senior Stock, the holders of shares of the Series J-1 Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Company, whether such assets are capital or surplus of any nature, an amount equal to $7,500.00 per share (the “Liquidation Preference Amount”) of the Series J-1 Preferred Stock before any payment shall be made or any assets distributed to the holders of the Common Stock or any other Junior Stock. If the assets of the Company are sufficient to pay in part, but are not sufficient to pay in full, the Liquidation Preference Amount payable to the holders of outstanding shares of the Series J-1 Preferred Stock and any Pari Passu Stock, then all of said assets available to pay a part of the Liquidation Preference Amount to the holders of the outstanding shares of Series J-1 Preferred Stock and any Pari Passu Stock will be distributed among the holders of the Series J-1 Preferred Stock and the holders of any Pari Passu Stock, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The Liquidation Preference Amount to be paid with respect to any fractional share of Series J-1 Preferred Stock shall be equal to the Liquidation Preference Amount multiplied by such fraction. All payments for which this Section 4(a) provides shall be in cash, property (valued at its fair market value as determined by an independent appraiser reasonably acceptable to the holders of a majority of the Series J-1 Preferred Stock), or a combination thereof; provided, however, that no cash shall be paid to holders of Junior Stock unless each holder of the outstanding shares of Series J-1 Preferred Stock has been paid in cash the full Liquidation Preference Amount to which such holder is entitled as provided herein. After payment of the full Liquidation Preference Amount to which each holder is entitled, such holders of shares of Series J-1 Preferred Stock will not be entitled to any further participation as such in any distribution of the assets of the Company.

(b) A consolidation or merger of the Company with or into any other corporation or corporations or any other entity, or a sale of all or substantially all of the assets of the Company, or the effectuation by the Company of a transaction or series of transactions in which all or any portion of the voting shares of the Company are disposed of or conveyed, shall not be deemed to be a liquidation, dissolution, or winding up within the meaning of this Section 4. The Company shall not, without the consent of three-fourths (3/4) of the then outstanding Series J Preferred Stock and Series J-1 Preferred Stock (voting together as a single class), merge or consolidate with or into another corporation, unless (i) the securities of such other corporation issued in exchange for the Series J Preferred Stock and Series J-1 Preferred Stock have substantially the same relative rights, preferences and privileges as the Series J Preferred Stock provided for in the Company’s Certificate of Designation of the Relative Rights and Preferences of the Series J Convertible Preferred Stock and the Series J-1 Preferred Stock provided for herein and (ii) such securities shall not result in an adverse effect on the rights, preferences and privileges of the holders of Series J Preferred Stock and Series J-1 Preferred Stock.

(c) Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, no less than forty-five (45) days prior to the payment date stated therein, to the holders of record of the Series J-1 Preferred Stock at their respective addresses as the same shall appear on the books of the Company.

5. Conversion. The holders of Series J-1 Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

(a) Right to Convert. At any time on or after the date on which shares of Series J-1 Preferred Stock are first issued (the “Issuance Date”), the holder of shares of Series J-1 Preferred Stock may, at such holder’s option, subject to the limitations set forth in Section 7 herein, elect to convert (a “Voluntary Conversion”) all or any portion of the shares of Series J-1 Preferred Stock held by such holder into a number of fully paid and nonassessable shares of Common Stock equal to the quotient obtained by dividing (i) the Liquidation Preference Amount of the shares of Series J-1 Preferred Stock being converted by (ii) the Conversion Price (as defined in Section 5(d) below) then in effect as of the date of the delivery by such holder of its notice of election to convert. The Company shall keep written records of the conversion of the shares of Series J-1 Preferred Stock converted by each holder. A holder shall be required to deliver the original certificates representing the shares of Series J-1 Preferred Stock upon any conversion of the Series J-1 Preferred Stock as provided in Section 5(b) below.

(b) Mechanics of Voluntary Conversion. The Voluntary Conversion of Series J-1 Preferred Stock shall be conducted in the following manner:

(i) Holder’s Delivery Requirements. To convert Series J-1 Preferred Stock into full shares of Common Stock on any date (the “Voluntary Conversion Date”), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”), to the Company, and (B) with respect to the conversion of shares of Series J-1 Preferred Stock held by any holder, such holder shall surrender to a common carrier for delivery to the Company as soon as practicable following such Voluntary Conversion Date, but in no event later than six (6) business days after such date, the original certificates representing the shares of Series J-1 Preferred Stock being converted (or a signed undertaking to indemnify the Company with respect to such shares in the case of loss, theft or destruction of such certificates) (the “Preferred Stock Certificates”).

(ii) Company’s Response. Upon receipt by the Company of a Conversion Notice (or a facsimile copy thereof), the Company shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to the holder that sent such Conversion Notice (the “Converting Holder”) and the Company or its designated transfer agent (the “Transfer Agent”), as applicable, shall, within three (3) business days following the date of receipt by the Company of the Converting Holder’s Preferred Stock Certificates, (x) issue and deliver to the Depository Trust Company (“DTC”) account on the Converting Holder’s behalf via the Deposit Withdrawal Agent Commission System (“DWAC”) as specified in the Conversion Notice, registered in the name of the Converting Holder or its designee, for the number of shares of Common Stock to which the Converting Holder shall be entitled, and (y) if the Preferred Stock Certificates so surrendered represent more shares of Series J-1 Preferred Stock than the number being converted, issue and deliver to the Converting Holder a new certificate for such number of shares of Series J-1 Preferred Stock represented by the surrendered certificate that are not converted.

(iii) Dispute Resolution. In the case of a dispute as to the arithmetic calculation of the number of shares of Common Stock to be issued upon conversion, the Company shall promptly issue to the holder the number of shares of Common Stock that is not disputed and shall submit the arithmetic calculations to the holder via facsimile as soon as possible, but in no event later than two (2) business days after receipt of such holder’s Conversion Notice. If such holder and the Company are unable to agree upon the arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion within one (1) business day of such disputed arithmetic calculation being submitted to the holder, then the Company shall within one (1) business day submit via facsimile the disputed arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion to the Company’s independent, outside accountant. The Company shall cause the accountant to perform the calculations and notify the Company and the holder of the results no later than seventy-two (72) hours from the time it receives the disputed calculations. Such accountant’s calculation shall be binding upon all parties absent manifest error. The reasonable expenses of such accountant in making such determination shall be paid by the Company, in the event the holder’s calculation was correct, or by the holder, in the event the Company’s calculation was correct, or equally by the Company and the holder in the event that neither the Company’s or the holder’s calculation was correct. The period of time in which the Company is required to effect conversions under this Certificate of Designation shall be tolled with respect to the subject conversion pending resolution of any dispute by the Company made in good faith and in accordance with this Section 5(b)(iii).

(iv) Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series J-1 Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Voluntary Conversion Date.

(v) Company’s Failure to Timely Convert. If within five (5) business days of the Company’s receipt of an executed copy of the Conversion Notice (so long as the applicable Preferred Stock Certificates and original Conversion Notice are received by the Company on or before such third business day) (the “Share Delivery Period”), the Transfer Agent shall fail to issue and deliver to a holder the number of shares of Common Stock to which such holder is entitled upon such holder’s conversion of the Series J-1 Preferred Stock or to issue a new Preferred Stock Certificate representing the number of shares of Series J-1 Preferred Stock to which such holder is entitled pursuant to Section 5(b)(ii) (a “Conversion Failure”), in addition to all other available remedies which such holder may pursue hereunder and under the Securities Purchase Agreement (the “Securities Purchase Agreement”) among the Company and the initial holders of the Series J-1 Preferred Stock (including indemnification pursuant to Section 9(l) thereof), the Company shall pay additional damages to such holder on each business day after such third (3rd) business day that such conversion is not timely effected in an amount equal 0.5% of the product of (A) the sum of the number of shares of Common Stock not issued to the holder on a timely basis pursuant to Section 5(b)(ii) and to which such holder is entitled and, in the event the Company has failed to deliver a Preferred Stock Certificate to the holder on a timely basis pursuant to Section 5(b)(ii), the number of shares of Common Stock issuable upon conversion of the shares of Series J-1 Preferred Stock represented by such Preferred Stock Certificate, as of the last possible date which the Company could have issued such Preferred Stock Certificate to such holder without violating Section 5(b)(ii) and (B) the Closing Bid Price (as defined below) of the Common Stock on the last possible date which the Company could have issued such Common Stock and such Preferred Stock Certificate, as the case may be, to such holder without violating Section 5(b)(ii). If the Company fails to pay the additional damages set forth in this Section 5(b)(v) within five (5) business days of the date incurred, then such payment shall bear interest at the rate of 2.0% per month (pro-rated for partial months) until such payments are made.

(vi) The term “Closing Bid Price” shall mean, for any security as of any date, the last closing bid price of such security on the OTC Bulletin Board, Nasdaq Capital Market or other principal exchange on which such security is traded as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the “pink sheets” by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of a majority of the outstanding shares of Series J-1 Preferred Stock.

(c) Mandatory Conversion

(i) At any time after one hundred eighty (180) days from the effective date of the registration statement (the “Registration Statement”) required to be filed by the Company pursuant to Section 2(a) of the Registration Rights Agreement (as defined in the Securities Purchase Agreement), and provided that all of the Required Conditions (as defined below) have been satisfied, the Company may deliver a written notice (a “Mandatory Conversion Notice”) to all holders of the shares of Series J-1 Preferred Stock mandatorily causing the Series J-1 Preferred Stock to convert into Common Stock pursuant to the applicable conversion procedures in Section 5(b).

(ii) The “Required Conditions” shall consist of the following:

(1) the Closing Bid Price of the Common Stock for the ten (10) consecutive trading days prior to delivery of the Mandatory Conversion Notice equals or exceeds $0.20 (as adjusted for stock splits, stock dividends or similar events);

(2) the Registration Statement is effective on the date of the Mandatory Conversion and has been effective, without lapse or suspension of any kind, for a period of sixty (60) consecutive calendar days, or the shares of Common Stock into which the Series J-1 Preferred Stock can be converted may be offered for sale to the public pursuant to Rule 144(k) (“Rule 144(k)”) under the Securities Act of 1933, as amended;

(3) trading in the Common Stock shall not have been suspended by the Securities and Exchange Commission, the OTC Bulletin Board or the Nasdaq Capital Market (or other exchange or market on which the Common Stock is trading);

(4) the Company is in material compliance with the terms and conditions of this Certificate of Designation and the other Transaction Documents (as defined in the Securities Purchase Agreement); and

(5) all shares of Common Stock issuable upon conversion of the Series J-1 Preferred Stock and exercise of the Warrants are then (a) authorized and reserved for issuance, (b) registered under the Securities Act, for resale by the holders and (c) listed or traded on the OTC Bulletin Board, the Nasdaq Small Cap Market or any other national exchange.

(iii) In the event any holder of Series J-1 Preferred Stock is unable to convert all of the outstanding Series J-1 Preferred Stock that it holds due to the limitations set forth in Section 7(b) hereof, such unconverted Series J-1 Preferred Stock shall remain outstanding with all of the right and privileges set forth herein.

(iv) Upon the Company’s written request, a holder of Series J-1 Preferred Stock shall advise the Company in writing the number of shares of Common Stock that are beneficially owned by such holder, not counting shares of Common Stock issuable upon conversion of any Series J-1 Preferred Stock held by such holder. Beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder. If the shares of Common Stock beneficially owned by such holder (excluding shares of Common Stock issuable upon conversion of the Series J-1 Preferred Stock) amount to less than 9.99% of the shares of Common Stock outstanding at such time, the Company may, at its option, compel such holder, by delivery of a Mandatory Conversion Notice, to convert such portion of the Series J-1 Preferred Stock owned by such holder into shares of Common Stock such that the total number of shares of Common Stock beneficially owned by such holder after such conversion shall equal up to 9.99% but not more, of the shares of Common Stock outstanding after such conversion. In the event that a holder of Series J-1 Preferred Stock may not convert all of its shares of Series J-1 Preferred Stock upon a Mandatory Conversion because of restrictions in Section 7, such number of shares of Series J-1 Preferred Stock that may not be converted because of the restrictions contained in Section 7 hereof shall remain outstanding and shall automatically convert into Common Stock when such holder’s beneficial ownership falls below 9.99%

(v) As used herein, a “Mandatory Conversion Date” shall be the date when the Mandatory Conversion Notice shall be deemed delivered pursuant to Section 5(i).

(vi) Each share of Series J-1 Preferred Stock outstanding on the Mandatory Conversion Date shall, automatically and without any action on the part of the holder thereof, convert into a number of fully paid and nonassessable shares of Common Stock equal to the quotient obtained by dividing (x) the Liquidation Preference Amount of the shares of Series J-1 Preferred Stock outstanding on the Mandatory Conversion Date by (y) the Conversion Price in effect on the Mandatory Conversion Date; provided, however, that the Company shall not be obligated to issue the shares of Common Stock issuable upon conversion of any shares of Series J-1 Preferred Stock unless the Preferred Stock Certificates representing such shares of Series J-1 Preferred Stock are either delivered to the Company or the holder notifies the Company that such Preferred Stock Certificates have been lost, stolen, or destroyed, and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. Upon the occurrence of any mandatory conversion of the Series J-1 Preferred Stock pursuant to this Section 5(c), each affected holder of Series J-1 Preferred Stock shall surrender the Preferred Stock Certificates representing the Series J-1 Preferred Stock for which the Mandatory Conversion Date has occurred to the Company and the Company shall deliver the shares of Common Stock issuable upon such conversion (in the same manner set forth in Section 5(b)(ii)) to such holder within three (3) business days of such holder’s delivery of the applicable Preferred Stock Certificates. If the Preferred Stock Certificates so surrendered represent more shares of Series J-1 Preferred Stock than those being converted, the Company shall issue to such holder a new certificate for such number of Series J-1 Preferred Stock represented by the surrendered certificates which were not converted.

(d) Conversion Price. The term “Conversion Price” shall mean $.075, subject to adjustment pursuant to Section 5(e) hereof.

(e) Adjustments of Conversion Price

(i) Adjustments for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding Common Stock, the Conversion Price shall be proportionately decreased. If the Company shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the Conversion Price shall be proportionately increased. Any adjustments under this Section 5(e)(i) shall be effective at the close of business on the date the stock split or combination occurs.

(ii) Adjustments for Certain Dividends and Distributions. If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each such event, the Conversion Price shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

(iii) Adjustment for Other Dividends and Distributions. If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then, and in each such event, an appropriate adjustment to the Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holders of Series J-1 Preferred Stock shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Company which they would have received had their Series J-1 Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Mandatory Conversion Date or Voluntary Conversion Date (as the case may be), retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 5(e)(iii) with respect to the rights of the holders of the Series J-1 Preferred Stock.

(iv) Adjustments for Reclassification, Exchange or Substitution. If the Common Stock issuable upon conversion of the Series J-1 Preferred Stock at any time or from time to time after the Issuance Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 5(e)(i), (ii) and (iii), or a reorganization, merger, consolidation, or sale of assets provided for in Section 5(e)(v)), then, and in each such event, an appropriate adjustment to the Conversion Price shall be made and provisions shall be made so that the holder of each share of Series J-1 Preferred Stock shall have the right thereafter to convert such share of Series J-1 Preferred Stock into the kind and amount of shares of stock and other securities receivable upon such reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such share of Series J-1 Preferred Stock might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(v) Adjustments for Reorganization, Merger, Consolidation or Sales of Assets. If at any time or from time to time after the Issuance Date there shall be a capital reorganization of the Company (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in Section 5(e)(i), (ii) and (iii), or a reclassification, exchange or substitution of shares provided for in Section 5(e)(iv)), or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company’s properties or assets to any other person (an “Organic Change”), then as a part of such Organic Change an adjustment to the Conversion Price shall be made and provision shall be made so that the holder of each share of Series J-1 Preferred Stock shall have the right thereafter to convert such share of Series J-1 Preferred Stock into the kind and amount of shares of stock and other securities or property of the Company or any successor corporation resulting from the Organic Change. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5(e)(v) with respect to the rights of the holders of the Series J-1 Preferred Stock after the Organic Change to the end that the provisions of this Section 5(e)(v) (including any adjustment in the Conversion Price then in effect and the number of shares of stock or other securities deliverable upon conversion of the Series J-1 Preferred Stock) shall be applied after that event in as nearly an equivalent manner as may be practicable.

(vi) Record Date. In case the Company shall take record of the holders of its Common Stock or any other Preferred Stock for the purpose of entitling them to subscribe for or purchase Common Stock or other securities convertible into Common Stock (“Convertible Securities”), then the date of the issue or sale of the shares of Common Stock shall be deemed to be such record date.

(vii) Dilutive Issuances. If the Company issues or sells (A) any shares of Common Stock for no consideration or for a consideration per share less than the Conversion Price in effect on the date of such issuance or sale (or deemed issuance or sale) or (B) any Convertible Securities which may be exercised, converted or exchanged into shares of Common Stock at a price per share less than the Conversion Price in effect on the date of such issuance of sale (or deemed issuance or sale) (each, a “Dilutive Issuance”), then effective immediately upon the Dilutive Issuance, the Conversion Price shall be adjusted in accordance with the following formula:

where:

ACP = the adjusted Conversion Price;

C = the Conversion Price;

O = the number of shares of Common Stock outstanding immediately prior to the Dilutive Issuance;

P = the aggregate consideration received by the Company upon such Dilutive Issuance; and

CSDO = the total number of shares of Common Stock actually outstanding (after giving effect to the Dilutive Issuance, and not including shares of Common Stock held in the treasury of the Company), plus, in the case of any adjustment required by this Section 5(e)(vii) due to the issuance of Convertible Securities, the maximum total number of shares of Common Stock issuable upon the exercise, conversion or exchange of the Convertible Securities for which the adjustment is required, as of the date of issuance of such Convertible Securities, if any.

Notwithstanding the foregoing, no adjustment shall be made pursuant to this Section 5(e)(vii) if such adjustment (i) is caused by any issuances of Convertible Securities or Common Stock to employees of the Company under any stock incentive or similar plan of the Company, (ii) is caused by an issuance of Convertible Securities in connection with any amortization or other payments on indebtedness of the Company outstanding on the date hereof, or (iii) would result in an increase in the Conversion Price.

(f) No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith, assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series J-1 Preferred Stock against impairment. In the event a holder shall elect to convert any shares of Series J-1 Preferred Stock as provided herein, the Company shall not refuse conversion based on any claim that such holder or any one associated or affiliated with such holder has been engaged in any violation of law, unless, an injunction from a court, on notice, restraining and/or adjoining conversion of all or of said shares of Series J-1 Preferred Stock shall have been issued and the Company posts a surety bond for the benefit of such holder in an amount equal to 130% of the Liquidation Preference Amount of the Series J-1 Preferred Stock such holder has elected to convert, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such holder in the event it obtains judgment.

(g) Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Price or number of shares of Common Stock issuable upon conversion of the Series J-1 Preferred Stock pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series J-1 Preferred Stock a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon written request of a holder of Series J-1 Preferred Stock, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of a share of such Series J-1 Preferred Stock. Notwithstanding the foregoing, the Company shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent of such adjusted amount.

(h) Issue Taxes. The Company shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series J-1 Preferred Stock pursuant thereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(i) Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (i) on the date given, if delivered personally or sent by facsimile transmission with confirmation of receipt, (ii) three (3) business days after mailing, if sent by certified or registered mail, postage prepaid, return-receipt requested, or (iii) on the date of delivery if delivered by a recognized express mail delivery service such as Federal Express, in either case addressed to the holder of record at its address appearing on the books of the Company. The Company will give written notice to each holder of Series J-1 Preferred Stock at least twenty (20) days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Organic Change, dissolution, liquidation or winding-up and in no event shall such notice be provided to such holder prior to such information being made known to the public. The Company will also give written notice to each holder of Series J-1 Preferred Stock at least twenty (20) days prior to the date on which any Organic Change, dissolution, liquidation or winding-up will take place and in no event shall such notice be provided to such holder prior to such information being made known to the public.

(j) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series J-1 Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the average of the Closing Bid Prices of the Common Stock for the five (5) consecutive trading days immediately preceding the Voluntary Conversion Date or Mandatory Conversion Date, as applicable.

(k) Reservation of Common Stock. The Company shall, so long as any shares of Series J-1 Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series J-1 Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series J-1 Preferred Stock then outstanding. The initial number of shares of Common Stock reserved for conversions of the Series J-1 Preferred Stock and any increase in the number of shares so reserved shall be allocated pro rata among the holders of the Series J-1 Preferred Stock based on the number of shares of Series J-1 Preferred Stock held by each holder of record at the time of issuance of the Series J-1 Preferred Stock or increase in the number of reserved shares, as the case may be. In the event a holder shall sell or otherwise transfer any of such holder’s shares of Series J-1 Preferred Stock, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and which remain allocated to any person or entity which does not hold any shares of Series J-1 Preferred Stock shall be allocated to the remaining holders of Series J-1 Preferred Stock, pro rata based on the number of shares of Series J-1 Preferred Stock then held by such holder.

(l) Retirement of Series J-1 Preferred Stock. Conversion of Series J-1 Preferred Stock shall be deemed to have been effected on the applicable Voluntary Conversion Date or Mandatory Conversion Date. The Company shall keep written records of the conversion of the shares of Series J-1 Preferred Stock converted by each holder. A holder shall be required to deliver the original certificates representing the shares of Series J-1 Preferred Stock upon any conversion of the Series J-1 Preferred Stock represented by such certificates. Upon conversion of only a portion of the number of shares of Series J-1 Preferred Stock represented by a certificate surrendered for conversion, the Company shall issue and deliver to such holder at the expense of the Company, a new certificate covering the number of shares of Series J-1 Preferred Stock representing the unconverted portion of the certificate so surrendered as required by Section 5(b)(ii).

(m) Regulatory Compliance. If any shares of Common Stock to be reserved for the purpose of conversion of Series J-1 Preferred Stock require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Company shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

6. Participation Right; Exchange Rights. Subject to the terms and conditions specified in this Section 6, for a period of one year calculated from the Issuance Date, the holders of Series J-1 Preferred Stock shall have a right to participate with respect to the issuance or possible issuance of (i) equity or equity-linked securities, or (ii) debt which is convertible into equity or in which there is an equity component (“Additional Securities”) on the same terms and conditions as offered by the Company to the other purchasers of such Additional Securities. Each time the Company proposes to offer any Additional Securities, the Company shall make an offering of such Additional Securities to each Purchaser in accordance with the following provisions:

(a) The Company shall deliver a notice (the “Notice”) to the holders of Series J-1 Preferred Stock stating (i) its bona fide intention to offer such Additional Securities, (ii) the number of such Additional Securities to be offered, (iii) the price and terms, if any, upon which it proposes to offer such Additional Securities, and (iv) the anticipated closing date of the sale of such Additional Securities.

(b) By written notification received by the Company within five (5) trading days after giving of the Notice, any holder of Series J-1 Preferred Stock may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Additional Securities that have a total purchase price equal to one half of the Liquidation Preference Amount of the Series J-1 Preferred Stock held by such holder (including any shares of Series J-1 Preferred Stock that have been converted into Common Stock). The Company shall promptly, in writing, inform each holder of Series J-1 Preferred Stock that elects to purchase all of the Additional Shares available to it (“Fully-Exercising Holder”) of any other holder of Series J-1 Preferred Stock’s failure to do likewise. During the five (5) trading day period commencing after such information is given, each Fully-Exercising Holder shall be entitled to obtain that portion of the Additional Securities for which the holders of Series J-1 Preferred Stock were entitled to subscribe but that were not subscribed for by the holders of Series J-1 Preferred Stock that is equal to the proportion that the Liquidation Preference Amount of the Series J-1 Preferred Stock held by such Fully-Exercising Holder (including any shares of Series J-1 Preferred Stock that have been converted into Common Stock) bears to the total Liquidation Preference Amount of the Series J-1 Preferred Stock held by all holders of Series J-1 Preferred Stock (including any shares of Series J-1 Preferred Stock that have been converted into Common Stock).

(c) Notwithstanding the provisions of Section 6(b), for a period of one year calculated from the effective date of the Registration Statement, by written notification delivered by the Company within five (5) trading days after delivery of the Notice, any holder of Series J-1 Preferred Stock may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Additional Securities that have a total purchase price equal to the Liquidation Preference Amount of the Series J-1 Preferred Stock held by such holder (including any shares of Series J-1 Preferred Stock that have been converted into Common Stock); provided, however, that any holder of Series J-1 Preferred Stock who elects to purchase Additional Securities pursuant to this Section 6(c) shall be required to surrender to the Company Series J-1 Preferred Stock (or Common Stock issued on the conversion of such Series J-1 Preferred Stock) for which the Liquidation Preference Amount (plus all accrued but unpaid dividends) equals the total purchase price of the Additional Securities to be acquired by such holder of Series J-1 Preferred Stock, and the Company shall accept such Series J-1 Preferred Stock (or Common Stock issued on the conversion of such Series J-1 Preferred Stock) as payment in full for such Additional Securities. The provisions of this Section 6(c) shall be of no further force or effect upon the consummation of any transaction (other than those transactions contemplated by the Securities Purchase Agreement) resulting in the issuance of the Company’s Common Stock in connection with a bona fide offering at an offering price per share (prior to any underwriter’s commissions and discounts) of not less than $0.075 (as adjusted to reflect any stock dividends, distributions, combinations, reclassifications and other similar transactions effected by the Company in respect to its Common Stock) that results in total net proceeds to the Company of at least $2,500,000.

(d) If all Additional Securities which the holders of Series J-1 Preferred Stock are entitled to acquire pursuant to Section 6(b) or Section 6(c) are not elected to be acquired as provided in subsection Section 6(b) or Section 6(c) hereof, the Company may, during the 75-day period following the expiration of the period provided in subsection Section 6(b) or Section 6(c) hereof, offer the remaining unsubscribed portion of such Additional Securities to any person or persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Notice. If the Company does not consummate the sale of such Additional Securities within such period, the right provided hereunder shall be deemed to be revived and such Additional Securities shall not be offered or sold unless first reoffered to the holders of Series J-1 Preferred Stock in accordance herewith.

(e) The participation right in this Section 6 shall not be applicable to (i) the issuance or sale of shares of Common Stock (or options therefor) to employees, officers, directors, or consultants of the Company for the primary purpose of soliciting or retaining their employment or service pursuant to a stock option plan (or similar equity incentive plan) approved in good faith by the Board of Directors, (ii) the issuance of Common Stock in connection with a bona fide underwritten public offering at an offering price per share (prior to underwriter’s commissions and discounts) of not less than 200% of the Conversion Price (as adjusted to reflect any stock dividends, distributions, combinations, reclassifications and other similar transactions effected by the Company in respect to its Common Stock) that results in total proceeds to the Company of at least $10,000,000, (iii) the issuance or sale of the Series J-1 Preferred Stock, (iv) the issuance of securities in connection with mergers, acquisitions, strategic business partnerships or joint ventures approved by the Board of Directors and the primary purpose of which, in the reasonable judgment of the Board of Directors, is not to raise additional capital, (v) any issuance of Convertible Securities in connection with any amortization or other payments on indebtedness of the Company outstanding on the date hereof and (vi) any issuance of securities as to which the majority holders shall have executed a written waiver of the rights contained in this Section 6.

(f) The participation right set forth in this Section 6 may not be assigned or transferred, except that such right is assignable by each holder of Series J-1 Preferred Stock to any wholly-owned subsidiary or parent of, or to any corporation or entity that is, within the meaning of the Securities Act, controlling, controlled by or under common control with, any such holder of Series J-1 Preferred Stock.

7. Conversion Restriction.

(a) Subject to the terms and provisions of Section 5(c) hereof, at no time may a holder of shares of Series J-1 Preferred Stock convert shares of the Series J-1 Preferred Stock if the number of shares of Common Stock to be issued pursuant to such conversion, when aggregated with all other shares of Common Stock owned by such holder at such time, would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) in excess of 4.9% of the total shares of Common Stock outstanding at such time; provided, however, that upon a holder of Series J-1 Preferred Stock providing the Company with sixty-one (61) days notice (pursuant to Section 5(i) hereof) (the “Waiver Notice”) that such holder would like to waive Section 7(a) of this Certificate of Designation with regard to any or all shares of Common Stock issuable upon conversion of Series J-1 Preferred Stock, this Section 7(a) shall be of no force or effect with regard to those shares of Series J-1 Preferred Stock referenced in the Waiver Notice.

(b) Notwithstanding anything to the contrary set forth in Section 5 hereof, at no time may a holder of shares of Series J-1 Preferred Stock convert any shares of the Series J-1 Preferred Stock if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock beneficially owned by such holder at such time, 9.99% of all of the Common Stock outstanding at such time; provided, however, that upon a holder of Series J-1 Preferred Stock providing the Company with sixty-one (61) days notice (pursuant to Section 5(i) hereof) (the “Waiver Notice”) that such holder desires to waive the application of this Section 7 with regard to any or all shares of Common Stock issuable upon conversion of the Series J-1 Preferred Stock held by such holder, this Section 7 shall be of no further force or effect with regard to those shares of Series J-1 Preferred Stock referenced in the Waiver Notice.

8. Inability to Fully Convert

(a) Holder’s Option if Company Cannot Fully Convert. If, upon the Company’s receipt of a Conversion Notice the Company cannot issue shares of Common Stock for any reason, including, without limitation, because the Company (x) does not have a sufficient number of shares of Common Stock authorized and available for issuance or (y) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or its securities, from issuing all of the Common Stock which is to be issued to a holder of Series J-1 Preferred Stock pursuant to a Conversion Notice, then the Company shall issue as many shares of Common Stock as it is able to issue in accordance with such holder’s Conversion Notice and, with respect to the unconverted Series J-1 Preferred Stock (the “Unconverted Preferred Stock”), the holder, solely at such holder’s option, may elect, at any time after receipt of notice from the Company that there is Unconverted Preferred Stock, to void the holder’s Conversion Notice as to the number of shares of Common Stock the Company is unable to issue (the “Unissued Shares of Common Stock”) and retain or have returned, as the case may be, the certificates for the shares of the Unconverted Preferred Stock.

(b) Mechanics of Fulfilling Holder’s Election. The Company shall immediately send via facsimile to a holder of Series J-1 Preferred Stock, upon receipt of a facsimile copy of a Conversion Notice from such holder which cannot be fully satisfied as described in Section 8(a) above, a notice of the Company’s inability to fully satisfy such holder’s Conversion Notice (the “Inability to Fully Convert Notice”). Such Inability to Fully Convert Notice shall indicate (i) the reason why the Company is unable to fully satisfy such holder’s Conversion Notice and (ii) the number of shares of Series J-1 Preferred Stock which cannot be converted.

(c) Pro-Rata Conversion. In the event the Company within a period of ten days receives Conversion Notices from more than one holder of Series J Preferred Stock and/or Series J-1 Preferred Stock and the Company can convert some, but not all, of the Series J Preferred Stock and Series J-1 Preferred Stock required to be converted as a result of such Conversion Notices, the Company shall convert from each holder of Series J Preferred Stock and/or Series J-1 Preferred Stock electing to have Series J Preferred Stock and/or Series J-1 Preferred Stock converted within such ten day period, an amount equal to the number of shares of Series J Preferred Stock and/or Series J-1 Preferred Stock such holder elected to have converted in such ten day period multiplied by a fraction, the numerator of which shall be the number of shares of Series J Preferred Stock and/or Series J-1 Preferred Stock such holder elected to have converted in such ten day period and the denominator of which shall be the total number of shares of Series J Preferred Stock and/or Series J-1 Preferred Stock all holders elected to have converted in such ten day period. The Company shall not convert any Series J Preferred Stock or Series J-1 Preferred Stock pursuant to a Mandatory Conversion Notice until it shall have converted all Series J Preferred Stock and Series J-1 Preferred Stock pursuant to any Voluntary Conversion Notice.

9. Vote to Change the Terms of or Issue Preferred Stock. The affirmative vote at a meeting duly called for such purpose, or the written consent without a meeting, of the holders of not less than three-fourths (3/4) of the then outstanding shares of Series J Preferred Stock and Series J-1 Preferred Stock (voting together as a single class), shall be required to approve any change to this Certificate of Designation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series J-1 Preferred Stock.

10. Lost or Stolen Certificates. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series J-1 Preferred Stock, and, in the case of loss, theft or destruction, of an indemnity satisfactory to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date.

11. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation. Amounts set forth or provided for herein with respect to payment, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Series J-1 Preferred Stock and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Series J-1 Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

12. Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein. This Certificate of Designation shall be deemed to be jointly drafted by the Company and all initial holders of the Series J-1 Preferred Stock and shall not be construed against any person as the drafter hereof.

13. Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Series J-1 Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

IN WITNESS WHEREOF, the undersigned has executed this Certificate and does affirm the foregoing as true on this 25th day of April, 2006.

WAVE WIRELESS CORPORATION

By: /s/ T. Scott Worthington

Name: Title:	T. Scott Worthington Chief Financial Officer

EXHIBIT I

WAVE WIRELESS CORPORATION

CONVERSION NOTICE

Reference is made to the Certificate of Designation of the Relative Rights and Preferences of the Series J-1 Convertible Preferred Stock of Wave Wireless Corporation (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series J-1 Convertible Preferred Stock (the “Preferred Shares”) of Wave Wireless Corporation, a Delaware corporation (the “Company”), indicated below into shares of Common Stock, par value $.0001 per share (the “Common Stock”), of the Company, by tendering the stock certificate(s) representing the Preferred Shares specified below as of the date specified below.

Date of Conversion:

Number of Preferred Shares to be converted:

Stock certificate no(s). of Preferred Shares to be converted:

The Common Stock have been sold: Please confirm the following information:	YES	NO
Conversion Price:

Number of shares of Common Stock to be issued:

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Date of Conversion determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended:

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:
Title:

Dated: